EXHIBIT 8


                                  January 14, 1997

  Merrill Lynch & Co.
  Merrill Lynch, Pierce, Fenner & Smith
       Incorporated
  Goldman, Sachs & Co.
  J.P. Morgan Securities Inc.
  Morgan Stanley & Co. Incorporated
  Paine Webber Incorporated
  Prudential Securities Incorporated
  Salomon Brothers Inc
  Smith Barney Inc.
    As Representatives of the Several Underwriters

  c/o Merrill Lynch, Pierce, Fenner & Smith
       Incorporated
  World Financial Center
  North Tower
  New York, NY  10281

  Re:  McDonald's Corporation
       7 1/2% Subordinated Deferrable Interest
       Debentures Due 2037

  Ladies and Gentlemen:

  You have requested my opinion relating to certain material United States federal income tax considerations relevant to certain persons who purchase McDonald's Corporation 7 1/2% Subordinated Deferrable Interest Debentures Due 2037 (the ``Debentures'') upon their original issuance and who hold such Debentures as capital assets (an ``Original Holder'').

  Based upon the representations of the McDonald's Corporation financial management, certain facts set forth in the Prospectus Supplement dated January 9, 1997 (the ``Prospectus Supplement''), the contents of other documents related to the issuance of the Debentures and subject to the foregoing, the statements set forth in the Prospectus Supplement under the heading " Certain United States Federal Income Tax Considerations," insofar as they relate to matters of law or legal conclusions with respect to the Federal law of the United States, accurately reflect, constitute and are consistent with my legal opinion with respect to the material United States federal income tax considerations applicable to an Original Holder and as such are correct in all material respects and are a fair and accurate summary of the material United States federal income tax considerations concerning an investment by an Original Holder in the Debentures.

  My opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder and administrative and judicial interpretations thereof, all as in effect on the date of this opinion, and all of which are subject to change, possibly on a retroactive basis, or different interpretations.  It does not discuss all of the United States federal income tax considerations that may be relevant to each Original Holder in light of such holder's particular facts and circumstances and such opinion is not intended to be applicable in all respects to all categories of investors.  In particular, my opinion does not address special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the U.S. Dollar or persons who hold the Debentures as part of an integrated transaction
  (including a ``straddle'') consisting of the Debentures and one or more other positions or as other than a capital asset.  In addition, my opinion does not
  address any state, local or foreign tax consequences to an Original Holder.
  As indicated in the Prospectus Supplement, all holders of the Debentures should consult their own tax advisors concerning the United States federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Debentures in light of their own particular circumstances.

  I am furnishing this opinion to you solely for the purpose of providing an opinion that may be used, circulated, quoted or otherwise referred to by you only as part of the filing of the above-referenced Prospectus Supplement with the United States Securities and Exchange Commission, and my opinion is not to be relied upon or used for any other purpose without my prior written consent. I am aware that I am named in the Prospectus Supplement as Federal Tax Counsel to McDonald's Corporation and hereby consent to such use of my name and the filing of this opinion with the Securities and Exchange Commission. By giving such consent, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement.

  This opinion is rendered on the date hereof and I have no continuing obligation hereunder to inform you of any changes of law subsequent to the date hereof.

                           Very truly yours,

                           /s/ Paul J. Schaffhausen
                           --------------------------
                           Paul J. Schaffhausen
                           Assistant Vice President,
                           Federal Tax Counsel
                           McDonald's Corporation